Filed Pursuant to Rule 433
Registration Nos. 333-178443; 333-178443-01

November 14, 2012

Plum Creek Timberlands, L.P.

$325,000,000

3.25% Notes due 2023

Fully and Unconditionally Guaranteed by

Plum Creek Timber Company, Inc.

Issuer:	Plum Creek Timberlands, L.P.
Guarantor:	Plum Creek Timber Company, Inc.
Aggregate Principal Amount Offered:	$325,000,000
Security Type:	Senior Unsecured Notes
Maturity Date:	March 15, 2023
Coupon:	3.25% per year, accruing from November 26, 2012
Coupon Payment Dates:	March 15 and September 15, commencing March 15, 2013
Price to Public:	99.19% of the principal amount, plus accrued interest from November 26, 2012, if settlement occurs after that date.
Yield to Maturity:	3.344%
Benchmark Treasury:	1.625% due November 15, 2022
Spread to Benchmark Treasury:	plus 175 basis points
Benchmark Treasury Price & Yield:	100-09 / 1.594%
Redemption:	Make-whole redemption at any time prior to December 15, 2022 based on the Treasury yield plus 0.25% (25 basis points) or redemption at par on or after December 15, 2022.
Trade Date:	November 14, 2012
Settlement Date:	November 26, 2012
Ratings:	Baa2 by Moody’s Investors Service (stable outlook) and BBB by Standard and Poor’s Ratings Services (stable outlook)[1]
CUSIP & ISIN:	72925PAD7; US72925PAD78
Joint Bookrunners:	Goldman, Sachs & Co. J.P. Morgan Securities LLC RBS Securities Inc. U.S. Bancorp Investments, Inc.
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Rabo Securities USA, Inc. The Williams Capital Group, L.P.

[1]	Note: The securities ratings above are not a recommendation to buy, sell or hold the securities. The ratings may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related preliminary prospectus supplement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Goldman, Sachs & Co., toll free at 1-866-471-2526 or by email at prospectus-ny@ny-email.gs.com, J.P. Morgan Securities LLC by calling (collect) at 1-212-834-4533, or RBS Securities Inc., toll free at 1-866-884-2071.